February 16, 2018
Mr. Paul Norman
Kellogg Company
One Kellogg Square
Battle Creek, MI 49017

Dear Paul,

On behalf of Kellogg Company (the “Company”), we would like to express our gratitude and appreciation for all that you have contributed across our organization during your 30+ years at the Kellogg Company. Paul, we wish you and your family only the very best as you transition to the next chapter in your remarkable career.
This letter outlines the compensation you will receive, all of which is consistent with the relevant Company plans. Your assistance through April 1, 2018 (the “Effective Date”) will be critical for me and the Company as we transition the business in an orderly manner. You will remain eligible to receive your bonus under the Kellogg Company 2017 Annual Incentive Plan, based on the terms of the plan, and you will retain the equity awards (the “Equity Awards”) that have been previously awarded to you. You will receive prorated vesting of your 2016-2018 and 2017-2019 executive performance plan (EPP) awards through the last day that you are Senior Vice President of the Company and otherwise each Equity Award will be subject to the terms of the relevant plans. The bonus and EPP payouts will be based on actual performance, and will be paid at the time other participants receive their payouts. During the transition period between now and the Effective Date, you will continue to be paid at your current base salary. You will also be eligible for a prorated bonus under the 2018 Annual Incentive Plan. Your 2018 bonus will be prorated through the last day that you are a Senior Vice President of the Company and will be paid at target at the same time as other participants in the plan receive their payments. However, you will not be eligible for: (1) any bonus awards under the 2019 or subsequent Annual Incentive Plans, (2) any additional stock options or EPP awards, or (3) any other long-term incentives. In addition, notwithstanding the foregoing, your Performance-Based Restricted Stock Unit Award dated on or around October 4, 2017, and your participation in the Company’s Change of Control Policy are cancelled effective on the date of this letter.
You will be eligible for benefits under the Kellogg Company Severance Benefit Plan (the “Plan”) provided to a Senior Executive, as that term is defined in the Plan. You represent and warrant that you have read the Plan and understand its meaning and application. In accordance with the Company’s tax equalization policy, you will be provided with assistance in preparing and filing necessary income tax returns resulting from your various international assignments with the Company. It will be your responsibility to file returns and provide required documentation on a timely basis to comply with all tax laws, and you understand that your failure to timely do so may result in assessment of interest and penalties. It will be your sole responsibility to pay any interest and penalties so assessed.
You acknowledge that you will not be entitled to additional compensation or benefits from the Company other than as set forth or described in this letter (this “Agreement”), the Plan, or other benefits vested and accrued as of the last day of your active employment with the Company. Notwithstanding the foregoing, the language in this paragraph is not intended to operate as a waiver or relinquishment of any

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

pension plan and/or 401k plan benefits that are vested, the eligibility and entitlement to which will be governed by the terms of the applicable written plan.
You acknowledge and agree that: (1)    usual and customary withholding for tax purposes and any other withholdings required by law will be withheld from any payments made to you pursuant to this Agreement, to the extent required by law; and (2) all tax liability, with respect to any and all payments or services received by you under this Agreement (other than employer withholding and employer payroll taxes) will be your responsibility.
You acknowledge and agree that in the course of your employment with the Company, you have and will acquire confidential information that includes, by way of example only, trade secrets (including organizational charts, reporting relationships, employee information such as credentials, individual performance, skill sets, salaries and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company. You agree that you will not, except as authorized in writing on behalf of the Company, use, publish or disclose, or authorize anyone to use, publish or disclose, any secret or confidential information or knowledge concerning the business of the Company. Nothing in this Agreement is intended to impede your contact or communication with government officials and you have the right, without criminal or civil penalty, to disclose confidential trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
You agree to cooperate truthfully and fully with the Company in connection with any and all existing or future investigations or litigation of any nature brought against the Company involving events that occurred during your employment with the Company. You agree to notify the Company immediately if subpoenaed or asked to appear as a witness in any matter related to the Company. The Company will reimburse you for reasonable out-of-pocket expenses and, if approved in advance by the Chief Legal Officer of Kellogg, reasonable attorney’s fees incurred as a result of such cooperation.
As of the date you sign this Agreement, you represent and warrant that you have disclosed to Kellogg any information in your possession concerning any conduct involving the Company or any of its officers, directors, representatives, agents or employees that you have any reason to believe may be unlawful, or violates Company policy or would otherwise reflect poorly on the Company in any respect.
You agree to return to the Company, no later than the last day of your active employment with the Company, all property of the Company, regardless of the type or medium (e.g., computer disk, CD-ROM, flash drive) upon which it is maintained, including, but not limited to, all files, documents, correspondence, memoranda, customer and client lists, prospect lists, subscription lists, contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee records, technical processes, designs and design projects, inventions, research project presentations, proposals, quotations, data, notes, records, photographic slides, photographs, posters, manuals, brochures, internal publications, books, films, drawings, videos, sketches, plans, outlines, computer disks, computer files, work plans, specifications, credit cards, keys (including elevator, pass, building and door keys), identification cards, and any other documents, writings and materials that you

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

came to possess or otherwise acquired as a result of and/or in connection with your employment with the Company. If you later find any Company property in your possession, you agree to immediately return it. You further agree not to maintain any copies of said property or make any copies of said property available to any third-party.
You understand and agree that this Agreement does not and will not be deemed or construed as an admission of liability or responsibility by the Company for any purpose. You further agree that nothing contained in this Agreement can be used by you or any other past, present or future employee of the Company in any way as precedent for future dealings with the Company or any of its successors, officers, directors, attorneys, representatives, agents or employees.
You agree that, for a period of two years, beginning with the last day of your active employment with the Company (the “Restricted Period”), you shall not, without the prior written consent from the Chief Legal Officer of Kellogg:

•	Directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any Competitor.

•
Directly or indirectly, permit any business, entity or organization which the participant, individually or jointly with others, owns, manages, operates, or controls, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in the Geographic Area.

For purposes of this paragraph, the term “Products” means ready-to-eat cereal, hot cereal, toaster pastries, wholesome snacks including, but not limited to, cereal bars, granola bars, crispy marshmallow treats, frozen waffles, frozen pancakes, cookies, crackers, salty snacks including by not limited to potato and tortilla chips, meat substitutes, or any other product which the Company manufactures, distributes, sells or markets at the time your active employment with the Company ends. The term “Geographic Area” means any territory, region or country where the Company sells any Products at any time during the Restricted Period. To be clear, you may work for a consulting firm so long you are not providing or performing any services of any nature to, for or on behalf of any Competitor.
And the term “Competitor” means a company engaged in the same or similar business as Kellogg, including but not limited to, companies such as: General Mills, Nestle, Post, Mondelez, Malt-0-Meal, Quaker, Campbell’s, PepsiCo, Hershey, Utz, Snyder’s-Lance, Treehouse Foods, CPW (Cereal Partners Worldwide SA), Bright Food (Group) Co Ltd, Australasian Conference Association Ltd, Amy's Kitchen Inc., Premier Foods Plc, Hain Celestial Group Inc., Garden Protein International Ltd, Sanitarium, Carman’s, Freedom Foods, Weetabix, Jordans, Burton’s Associated British Foods plc, United Biscuits or those divisions of Nestle or Ulker producing cereals, cereal bars, and snack food; or any successor to any such company; or any person, firm, partnership, corporation or other business or entity that sells any of the Products (as defined above) in the Geographic Area. A “Competitor” will also include any retailer that sells a private label version of any of the Products in the Geographic Area where you are directly involved in the private label brand management or operations of the retailer.
If any restriction set forth in this paragraph is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

You also agree that, for a period of two years beginning with beginning with the last day of your active employment with the Company, you shall not, without the prior written consent from Chief Legal Officer of Kellogg, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who is or was at any time during the previous year an officer, director, representative, agent or employee of the Company; or directly or indirectly, divert or take away, or attempt to divert or take away, any customers, business or suppliers of Kellogg upon whom you called, serviced, or solicited, or with whom you became acquainted as a result of your employment with the Company.
You further agree not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees. Notwithstanding this limitation, nothing in this letter is intended to prevent or inhibit you from filing a charge or a complaint with a government agency or otherwise participating in or assisting a government investigation.
In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which you and the Company expressly acknowledge, each of you and the Company unconditionally and irrevocably release, waive and forever discharge the other party and its past, present and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents and employees, from any and all legally waivable claims or causes of action that you had, have or may have, known or unknown, relating to your employment with and/or separation from the Company up until the date of this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act of 1993, as amended, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; claims of representation, misrepresentation, or negligent representation, and any and all other claims, including any state or local wage and hour related claims that are subject to waiver, by which you seek any form of legal or equitable relief, damages, compensation or benefits (except as set forth in subparagraph(e), below), or for attorneys’ fees or costs.
(a).    You acknowledge that no Kellogg employee, including any attorney or human resource representative, has provided advice or counsel to you regarding the circumstances surrounding your separation from the Company, including the negotiation of any term or provision set forth in this Agreement. You acknowledges that your decision to sign this Agreement is without reliance upon any statements made by any employee or representative of the Company.
(b).    To the maximum extent permitted by law, you agree not to sue or to institute or cause to be instituted any action in any federal, state, or local court against the Company, including, but not limited to, the claims released in this paragraph.
(c).    You represent and warrant that, with the exception of those types of claims listed in subparagraph (e), below, as of the date you sign this Agreement, you, whether individually or as part

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

of a class or group, have no charges, claims, or lawsuits of any kind pending against the Company or any of its past, present and future subsidiaries, divisions, affiliates, successors, or their respective officers, directors, attorneys, agents, and employees that fall within the scope of the release set forth in this paragraph. To the extent that you have such pending charges, claims, or lawsuits as of the date you sign this Agreement, you agree to disclose in writing to the Company all such pending charges, claims, or lawsuits and to obtain the immediate dismissal with prejudice of such matters or withdraw from participation in such matters and to provide written confirmation immediately of same (i.e., court order, and/or agency determination) as a condition precedent to the Company’s obligations under this Agreement (including, but not limited to, providing any compensation or benefits under this Agreement or the Plan).
(d).    If you actually breach any portion of this Agreement, or disavow any portion of the release given above, you acknowledge and agree that, in addition to any damages, you shall be obligated, to the maximum extent permitted by law, to reimburse the Company for all amounts paid to you pursuant to this Agreement and under the Plan, and you will be liable for all expenses, including costs and attorney’s fees, incurred by any entity released in recovering those amounts or defending a lawsuit or claim, regardless of the outcome. You also agree and acknowledge that if you breach this Agreement, because it would be impractical and excessively difficult to determine the actual damages to the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. You, therefore agree that, if you breach this Agreement, the Company shall have the immediate right (in addition to, and not in lieu of, any other right or remedy available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage.
(e).    Notwithstanding the foregoing, the release given above does not apply to any claims arising after the date you sign this Agreement. In addition, nothing in this Agreement prevents you or the Company from instituting any action to enforce the terms of this Agreement or challenge the Agreement’s validity under the Age Discrimination in Employment Act, as amended, or any other right or recovery that cannot by express and unequivocal terms of law, be limited, waived, extinguished, or released. This Agreement does not limit or extinguish your right to receive an award for information provided to the Securities and Exchange Commission. Nothing in this Agreement will be construed to prevent you from enforcing any rights you may have under the Employee Retirement Income Security Act of 1974 to recover vested benefits or to prohibit you from filing a charge or otherwise cooperating or participating in an investigation or proceeding conducted by any federal, state or local agency. You understand and agree that you are waiving the right to recover monetary damages or other individual relief in connection with any such charge, or investigation or in any proceeding brought by you or on your behalf.
(f).    You acknowledge that you have been advised to consult an attorney before signing this Agreement. You further acknowledge that you have read this Agreement and the Plan, and that you have been given a period of at least 21 days to consider this Agreement, that you understand its meaning and application, and that you are signing of your own free will with the intent of being bound by the terms of this Agreement. If you elect to sign this Agreement prior to the expiration of 21 days, you have done so voluntarily and knowingly, without any improper inducement or coercion by the Company. You understand that you may revoke this Agreement as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act, as

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

amended, within seven days after the date on which you sign this Agreement, and that this Agreement, as it relates to such a claim, does not become effective until the expiration of the seven-day period. In the event that you revoke this Agreement within the seven-day period, you understand that you must provide such revocation in writing to the Company, Attn: Chief Legal Officer.
(g).    You acknowledge that to receive benefits under the Plan, you must sign a new agreement and release of claims, which will mirror the terms of this Agreement, within twenty-one days after your last day of active employment with the Company, and the newly signed agreement will become effective as of the date you sign it.
If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.
This Agreement will be binding upon, enforceable by, and inure to the benefit of you and the Company, and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assignee of the Company, but neither this Agreement, nor any rights, payments, or obligations arising under this Agreement may be assigned, pledged, transferred, or hypothecated by you.
You agree that the laws of the State of Michigan will govern this Agreement. You and the Company also agree that any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement, the breach of this Agreement or your employment with the Company, including the termination thereof, will only be resolved in individual arbitration before JAMS (Judicial Arbitration Mediation Services) subject to JAMS’ Streamlined Arbitration Rules and Procedures, unless the parties jointly agree to resolution in individual arbitration before the American Arbitration Association (“AAA”), subject to the AAA’s Employment Dispute Arbitration Rules. You and the Company understand and agree that by agreeing to arbitrate any aforementioned controversies, claims or disputes, you and the Company are waiving the right to have such controversies, claims and disputes heard or resolved by a jury. Notwithstanding their mutual agreement to arbitrate disputes that may arise between them, and to waive their right to a jury trial with respect to such disputes, you and the Company agree that either may file an action in court for the limited purpose of securing injunctive relief in order to preserve the status quo pending arbitration, provided that any such court action for injunctive relief is filed in the Circuit Court of Calhoun County, Michigan or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter in dispute, and the parties expressly submit to the jurisdiction of said courts.
Neither party to this Agreement can discharge or waive any claim or right arising out of a breach or default under this Agreement unless the waiver or discharge is in writing and is signed by the party that will be bound by the waiver or discharge. A waiver by either party to this Agreement of a breach or default by the other party of any provision of this Agreement will not be deemed a waiver of future compliance with that provision and that provision will remain in full force and effect.
All notices, requests, demands and other communications regarding this Agreement must be in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, and properly addressed as follows:

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

To the Company:    Kellogg Company
One Kellogg Square
P.O. Box 3599
Battle Creek, MI 49016
Attention: Gary Pilnick

To Employee:	At the address provided above.
This letter does not cancel or alter in any way your obligation to reimburse or repay amounts you owe to the Company under any program or policy, including but not limited to, Company credit card, vacation, short-term disability overpayments, tuition reimbursement, relocation, and tax equalization policies, and you agree that the Company may reduce severance pay owed to you under the Plan in satisfaction of the amount you owe the Company under such policies or programs.
You agree that this Agreement constitutes the entire agreement between you and the Company, and that this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to your employment with the Company and separation from the Company. You acknowledge that this Agreement may not be modified except by written document, signed by you and the Chief Legal Officer or VP Chief Counsel of Kellogg.
This letter and the agreements herein will be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to deliver the full economic value of all the benefits provided herein. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Upon your request, the Company agrees to make any changes to this letter and the agreements herein that will assure that no sanctions will be imposed under Section 409A of the Code.
You represent and warrant that you have not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered in this Agreement.
Paul, on behalf of the Board of Directors, we thank you for your years of dedication, continued commitment and affection for our great Company.
Sincerely,
/s/ Steve Cahillane____
Steve Cahillane, CEO
Acknowledged and agreed this
16th day of February, 2018
/s/ Paul Norman__
Paul Norman

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000